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                                                                   Exhibit 10.6

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated as of the _____ day of February, 2001 by and between Penn National Gaming, Inc., a Pennsylvania corporation with its principal offices at Wyomissing Professional Center, 825 Berkshire Boulevard, Suite 203, Wyomissing, Pennsylvania 19610 (the "Company") and Kevin DeSanctis, an individual residing at 2526 Montclaire Circle, Weston, Florida 33327 (the "Executive").

         In consideration of their mutual promises and covenants set forth herein, and intending to be legally bound hereby, Company and Executive agree as follows:

                  1. EMPLOYMENT. Company hereby employs Executive and Executive accepts such employment on the terms and conditions hereinafter set forth.

                  2. TERM. The term of this Agreement shall begin on February 15, 2001 and shall terminate on February 14, 2003 unless sooner terminated in accordance with Paragraph 12 hereof.

                  3. COMPENSATION. For all services rendered by Executive under this Agreement, Company agrees to pay Executive a salary at the annual rate of $500,000 ("Annual Salary"), payable in equal biweekly installments. Executive shall also participate in the Company's Senior Management Incentive Compensation Plan as the same may be adopted and amended, from time to time, by the Board of Directors of Company including, but not limited to, being eligible for individual awards and incentive stock options (initially options to purchase 150,000 shares of Company's common stock in accordance with Company's Incentive Stock Option Plan) which might be granted pursuant to the terms and provisions of any such Plan.

                  4. DUTIES.

                     4.1 Until such time as Executive receives all necessary regulatory licenses and approvals, Executive is engaged hereunder as an employee of Company, reporting to the Chairman of the Board of Directors of Company (the "Chairman") with such duties as the Chairman shall determine but which shall not include any duties with respect to or authority over any aspect of Company's gaming operations nor shall any employee of Company's gaming operations report to Executive. From and after such time as Executive receives all necessary regulatory licenses and approvals, he shall be and become President and Chief Operating Officer of Company, and he agrees thereafter to perform the duties and services incident to that position, or such other or further duties and services of a similar nature as may be reasonably required of him by the Chairman. Executive agrees to serve as an officer of Company or any subsidiary of Company or affiliated company without additional compensation.

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                     4.2 Executive shall have such power and authority as
shall reasonably be required to enable Executive to perform his duties hereunder in an efficient manner, provided, that in exercising such power and authority and performing such duties, Executive shall at all times be subject to the supervision of the Chairman.

                     4.3 Executive shall devote his full business time, attention, energies and best efforts to the performance of his duties hereunder and to the promotion of the business and interests of Company and of any of its corporate subsidiaries or affiliated companies. The foregoing shall not be construed, however, as preventing Executive from investing his assets in such form or manner as will not require services on the part of Executive in the operations of the business in which such investment is made and provided such business is not in competition with Company or, if in competition, such business has a class of securities registered under the Securities Exchange Act of 1934 and the interest of Executive therein is solely that of an investor owning not more than 3% of any class of the outstanding equity securities of such business. Executive may also act as a director of or engage in other activities for any charitable, educational or other non-profit institution, so long as such activities do not materially interfere with the performance of Executive's duties hereunder.

                  5. BENEFITS. During the term of this Agreement, Executive shall be entitled to participate in such medical insurance, retirement programs, and other fringe benefit programs of Company now or hereafter existing to the extent and on the same terms and conditions as are accorded to other executive officers of Company, provided, however, that nothing herein shall be deemed to require grants or awards to Executive under any benefit plans which provide for awards or grants at the discretion of the Board of Directors or of any committee or administrator. Nothing contained in this Agreement shall require Company to establish, maintain or continue any of the benefits already in existence or hereafter adopted for employees of Company, nor restrict the right of Company to amend, modify or terminate such benefit programs in a manner which does not discriminate against Executive as compared to other executive employees of Company. Company shall maintain life insurance on the life of Executive in the amount of One Million Dollars, to the extent it can be issued at standard rates, and Executive may name the beneficiary of such policy.

                  6. VACATIONS. Executive shall be entitled in each calendar year to four weeks of vacation time. Each vacation shall be taken by Executive at such time or times as agreed upon by the Chairman and Executive, and any portion of Executive's allowable vacation time not used during the calendar year shall be forfeited.

                  7. AUTOMOBILE. During the term of this Agreement, Company shall provide Executive with an automobile of such make and model consistent with Company's policy for its provision of automobiles to executive officers. Company shall reimburse Executive for all expenses arising from or related to the maintenance, repair and daily operation of such automobile in carrying out Executive's duties hereunder, including but not limited to, fuel, service and insurance costs, provided that Executive presents vouchers evidencing such expenses as required by Company.


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                  8. REIMBURSEMENT OF BUSINESS EXPENSES. Company will pay, or reimburse Executive for, all ordinary and reasonable out-of-pocket business expenses incurred by Executive in connection with his performance of services hereunder, in accordance with Company's expense authorization and approval procedures then in effect, and provided Executive submits detailed vouchers and other records reasonably requested by Company in support of the amount and nature of the expenses.

                  9. RELOCATION EXPENSES. From the date hereof until not later than August 31, 2001, Company shall reimburse Executive for all temporary housing expenses in the Wyomissing area until Executive moves his family to such area. Company shall also pay: (a) the cost, including airfare, for two family trips to the Wyomissing area for the purpose of obtaining housing in the Wyomissing area; (b) during the period ending not later than August 31, 2001, Executive's transportation expenses between his home in Weston, Florida and Wyomissing; and (c) all standard closing costs (but not including the repayment of any mortgages or other liens on such house) for the sale of Executive's house in Weston, Florida in an amount equal to the difference, if any, between $600,000 and the sale price net of such standard closing costs (the "Net Sale Price"). In addition, if Executive has not sold or leased his Weston, Florida house prior to the time he moves his family to the Wyomissing area, Company will pay the mortgage, taxes and property insurance for this house until the house is sold or leased; provided, however, Company may purchase the house from Executive or require Executive to sell the house, in either case, so long as the Net Sale Price is not less than $600,000.

                  10. DISABILITY OF THE EXECUTIVE. If the Executive is unable to perform his services by reason of incapacity, either mental or physical, for a period aggregating ninety days in any twelve month period, Company shall have the option of reducing, in whole or in part, the Annual Salary or other compensation thereafter payable to Executive pursuant to the terms of this Agreement during the continued period of illness or incapacity or of declaring at any time thereafter, upon thirty days notice, that Executive's employment hereunder is terminated. In the event this Agreement is terminated because of disability, Company shall pay all sums owed to Executive as Annual Salary and reimbursement which would otherwise be payable to Executive up to the date of Executive's termination and upon such payment all obligations of the Company hereunder shall cease. The payments due hereunder shall be made within thirty days after the date of termination. Company agrees to provide Executive, during the term of this Agreement, at no cost to Executive, long-term disability insurance coverage consistent with the present coverage provided by Company, if any.

                  11. DEATH. In the event of the death of Executive during the term of this Agreement, this Agreement shall terminate effective as of the date of Executive's death, and Company shall not have any further obligation or liability hereunder except that Company shall pay to Executive's designated beneficiary or, if none, his estate (i) the portion, if any, of the Executive's Annual Salary, and any reimbursements, for the period up to Executive's date of death which remains unpaid, and (ii) an amount equal to fifty percent of Executive's Annual Salary in effect at the time of his death, which death benefit shall be in addition to any life


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insurance carried or paid for by Company on the life of Executive.

                  12. TERMINATION OF EMPLOYMENT.

                      12.1 This Agreement shall terminate upon the occurrence of the first to occur of the following events:

                      12.1.1 The expiration of the term set forth in Paragraph 2 hereof, or of any renewal or extension thereof;

                      12.1.2  Immediately upon Executive's death;

                      12.1.3 At the election of Company (A) if Executive becomes disabled as set forth in Paragraph 10 hereof, or (B) if Executive's application for any necessary regulatory license or approval is rejected due to unsuitability or Executive's license issued by any gaming regulatory commission or similar agency is terminated or suspended for any reason whatsoever or Company's Compliance Committee determines at any time that Executive's continued employment may adversely affect the license status of Company or any of its affiliates with any gaming regulatory agency, board or commission, or (C) if Executive is convicted of committing a felony, or (D) if Executive willfully commits a material breach of any Company policy applying to the conduct of Company's executive employees and does not cure such breach or failure within thirty days after the giving of written notice thereof to Executive by the Chairman; or

                      12.1.4 Immediately upon Company discontinuing its gaming operations. The merger, consolidation or sale of the gaming operations of Company shall not be deemed a discontinuance of the gaming operations of Company for purposes of this provision.

                      12.2 In the event Executive shall voluntarily terminate his employment under this Agreement prior to the expiration of the original term of this Agreement or any extension or renewal hereof, or shall be discharged under paragraph 12.1.3 hereof, Executive shall be entitled to receive his Annual Salary and any reimbursements due to the date of termination of his employment, but the Company shall not have any further obligations or liability under this Agreement. In the event Company shall terminate Executive's employment for any reason other than as set forth in the foregoing subsections of this Section 12, or Executive's employment terminates after a Change in Control (as defined in Company's Amended and Restated 1994 Stock Option Plan, as further amended from time to time), and thereafter Executive's duties hereunder are diminished in any material way, Company shall continue to pay Executive's Annual Salary and benefits provided pursuant to Section 5 above for the balance of the Term hereof and Company shall not have any further obligations or liability to Executive on account of or with respect to any such termination.



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                  13. RESTRICTIONS.

                      13.1 Executive recognizes and acknowledges that he will have access to certain confidential information of Company and that such information constitutes valuable, special and unique property of Company. Executive agrees that he will not, for any reason or purpose whatsoever, during his employment by Company and for a period of twenty four months thereafter, disclose any of such confidential information to any party, and that he will keep inviolate and secret all information or knowledge which he has access to by virtue of his employment hereunder, except as necessary in the ordinary course of performing his duties hereunder.

                      13.2 Executive further agrees that during his employment by Company and for a period of twenty four months thereafter, Executive shall not, without the prior written consent of Company, directly or indirectly, solicit the employment, consulting or other services of any other employee of Company or any of its subsidiaries or affiliated companies, or otherwise induce any of such employees to leave such employment or to breach an employment agreement with any of them.

                      13.3 Executive acknowledges and agrees that Executive's services hereunder are special, unique, unusual and extraordinary giving them particular value, the loss of which cannot reasonably or adequately be compensated for by damages, and that the restrictions contained in this
Section 13 are, in view of the nature of the business of Company, reasonable and necessary to protect the legitimate interests of Company, and that any violation of any provisions of this Section 13 will result in irreparable injury to Company. Executive also acknowledges that Company shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled. In the event of any such violation, Company shall be entitled to commence an action for temporary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction and Executive further irrevocably submits to the jurisdiction of any Pennsylvania court or Federal court sitting in the Eastern District of Pennsylvania over any suit, action or proceeding arising out of or relating to this Section 13. The Executive hereby waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to such jurisdiction or to the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in any inconvenient forum. Effective service of process may be made upon the Executive by mail under the notice provisions contained in Section 14 hereof.


                      13.4 The provisions of this Section 13 shall survive the termination of this Agreement.



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                      13.5 The provisions of Section 13 shall be considered
severable and the invalidity or unenforceability of any part thereof shall not affect the validity or enforceability of the remaining parts or portions thereof.

                  14. NOTICES. All notices, demands and requests of any kind which either party may be required or may desire to serve upon the other party hereto in connection with this Agreement shall be delivered only by courier or other means of personal service, which provides written verification of receipt or by registered or certified mail return receipt requested (the "Notice"). Any such Notice or demand so delivered by registered or certified mail or courier shall be deposited in the United States mail, or in the case of courier, deposited with the courier, with postage thereon fully prepaid. All Notices shall be addressed to the parties to be served as follows:

If to Company:                                       If to Executive:

Wyomissing Professional Center                       Kevin DeSanctis
825 Berkshire Boulevard,                             2526 Montclaire Circle
Suite 200                                            Weston, Florida  33327
Wyomissing, Pennsylvania 19610

ATTENTION:  Chairman

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section. All such notices, requests, demands, and other communications shall be effective when received at the respective address set forth above or as then in effect pursuant to any such change.

                  15. ASSIGNMENT. Executive may not assign any rights (other than the right to receive income hereunder and upon death to his estate) under this Agreement without the prior written consent of Company. If Company, or any entity resulting from any merger or consolidation with or into Company, is merged with or consolidated into or with any other entity or entities, or if substantially all of the assets of any of the aforementioned entities is sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in, or the entity resulting from, such merger or consolidation, or the entity to which such assets are sold or transferred.

                  16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

                  17. ENTIRE AGREEMENT; MODIFICATION. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes and is instead of all other employment arrangements between Executive and Company. This Agreement cannot be changed, modified or terminated except upon written amendment duly


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executed by the parties hereto.

                  18. REMEDIES CUMULATIVE; NO WAIVER. No remedy conferred upon Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by Company from time to time and as often as may be deemed expedient or necessary by Company in its sole discretion.

                  19. ENFORCEABILITY. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

                  20. REGULATORY COMPLIANCE. The terms and provisions hereof shall be conditioned on and subject to compliance with all laws, rules and regulations of all jurisdictions, or agencies, boards or commissions thereof, having regulatory jurisdiction over the employment or activities of Executive hereunder.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

                                            PENN NATIONAL GAMING, INC.



                                            BY:
                                               -----------------------------
                                                Peter M. Carlino, Chairman


Witness:

---------------------------                 ---------------------------------
                                            Kevin DeSanctis







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